Exhibit 99.1

Lumber Liquidators Integrates Leadership Of Marketing And Merchandising Departments

TOANO, Va., June 15, 2015 /PRNewswire/ -- Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced that it is integrating the leadership of its merchandising and marketing departments. Marco Q. Pescara, the Company's Chief Marketing Officer since 2006, has been promoted to serve as the Company's Chief Merchandising and Marketing Officer effective June 19, 2015. As the Company's Chief Marketing Officer, Mr. Pescara developed the brand and customer strategy to communicate and deliver the Company's core value proposition through all areas of marketing. In his new position, Mr. Pescara will lead the Company's marketing and merchandising functions to provide a cohesive message and product assortment to the Company's customers.

Thomas D. Sullivan, Founder and Acting Chief Executive Officer, commented, "Over the last nine years, Marco has played a critical role in the Company's growth and development by maintaining a consistent focus on service to our customers. He has been instrumental in creating a team approach to the Company's overall sales strategy involving marketing, merchandising, store operations and finance. By coordinating the merchandising and marketing departments under his leadership, I believe we will be better situated to identify and satisfy customer demand for our assortment of flooring products and accessories. Since I started the Company more than twenty years ago, we have been providing quality floors at great prices and in his new role, Marco will be in a positon to ensure we continue to do so in the future."

The employment of William K. Schlegel, the Company's Chief Merchandising Officer, will be terminated effective June 19, 2015.

About Lumber Liquidators

With more than 360 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

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